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Exhibit 1

FALCONBRIDGE FALCONBRIDGE LIMITED Suite 200 - 181 Bay Street PO Box 755 Toronto, Ontario M5J 2T3 Telephone: 416-982-7111 Fax: 416-982-7423 www.falconbridge.com

Falconbridge To Webcast Conference Call
— Update on nickel exploration activities and development projects —

TORONTO, March 9, 2004 — Falconbridge Limited (TSX: FL) announced today that it will webcast an update on its nickel exploration activities and the status of its nickel development projects on Thursday, March 11, 2004 at 3:00 p.m. EST. A press release will be available via Canada Newswire at approximately 12:00 p.m. and the live, interactive webcast will be accessible at www.falconbridge.com.

The following company executives will participate in the webcast:

•
Aaron Regent, President & CEO

•
David Gower, General Manager, Nickel Exploration

•
Allen Hayward, Vice-President, Mining

If you are unable to participate during the live webcast, the call will be archived on Falconbridge's website at www.falconbridge.com.

Falconbridge Limited is a leading producer of nickel, copper, cobalt and platinum group metals. Its common shares are listed on the Toronto Stock Exchange under the symbol FL. Falconbridge is owned by Noranda Inc. of Toronto (59.2%) and by other investors (40.8%).

For further information:

Media:	Dale Coffin Director, External Communications Tel: (416) 982-7161

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Falconbridge To Webcast Conference Call — Update on nickel exploration activities and development projects —